Exhibit 99.1

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE FOURTH QUARTER ENDED
JULY 29, 2017

Contact:	John Van Orden, CFO
(973) 467-2200
john.vanorden@wakefern.com
Springfield, New Jersey – October 6, 2017 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 29, 2017.

Net income was $6,805,000 in the fourth quarter of fiscal 2017 compared to $8,448,000 in the fourth quarter of fiscal 2016.  Fiscal 2016 contained 53 weeks, with the additional week included in the fourth quarter.  Excluding the $280,000 (net of tax) estimated benefit of the additional week in fiscal 2016, net income decreased 17% in the fourth quarter of fiscal 2017 compared to the fourth quarter of the prior year. Net income in the fourth quarter decreased due primarily to a lower gross profit percentage and higher operating and administrative expenses.

Sales were $410,683,000 in the fourth quarter of fiscal 2017 compared to $437,300,000 in fiscal 2016. Same store sales, excluding the impact of the extra week in fiscal 2016, increased .6%. Same store sales increased due primarily to three competitor store closings and sales growth in recently remodeled and expanded stores in Stirling and Chester. These increases were partially offset by four competitor store openings.

Gross profit as a percentage of sales decreased to 27.39% in the fourth quarter of fiscal 2017 compared to 27.46% in the fourth quarter of fiscal 2016 due primarily to higher promotional spending (.07%).

Operating and administrative expense as a percentage of sales increased to 22.99% in the fourth quarter of fiscal 2017 compared to 22.68% in the fourth quarter of fiscal 2016. Operating and administrative expense as a percentage of sales increased
(.31%) compared to the fourth quarter of the prior year due primarily to increased fringe benefit costs and increased payroll. Fringe benefit costs increased due primarily to a pension settlement charge (.23%). Payroll costs increased due primarily to reduced operating leverage as a result of low same store sales growth.
Net income was $22,921,000 in fiscal 2017 compared to $25,044,000 in fiscal 2016.  Fiscal 2017 includes a $465,000 (net of tax) non-recurring credit received related to multi-employer health and welfare benefits. Fiscal 2016 includes estimated net income of $280,000 due to the fiscal year including a 53rd week and a $545,000 (net of tax) gain due to the recovery of insurance receivables related to Superstorm Sandy. Excluding these items from both periods, net income decreased 7% in fiscal 2017 compared to fiscal 2016 due primarily to flat same store sales and increased operating expenses.

Sales were $1,604,574,000 in fiscal 2017 compared to $1,634,904,000 in fiscal 2016. Same store sales, excluding the impact of the 53rd week in fiscal 2016, were flat. Same store sales increased due primarily to three competitor store closings and sales growth in recently remodeled and expanded stores in Stirling and Chester. These increases were offset primarily by four competitor store openings and deflation, particularly in the meat, produce and dairy departments.

Gross profit as a percentage of sales of 27.22% was flat in fiscal 2017 compared to fiscal 2016. Increased departmental gross margin percentages (.09%) and more favorable product mix (.02%) were offset by decreased patronage dividends (.07%) and higher promotional spending (.04%).

Operating and administrative expense as a percentage of sales increased .11% to 23.15% in fiscal 2017 compared to 23.04% in fiscal 2016. Fiscal 2017 includes a non-recurring credit received related to multi-employer health and welfare benefits (.05%) and fiscal 2016 includes a gain for Superstorm Sandy insurance proceeds received (.06%). Excluding these items from both periods, operating and administrative expense as a percentage of sales increased .10% compared to fiscal 2016 primarily due to higher payroll (.30%) partially offset by decreased fringe benefit costs (.11%). Payroll costs increased due primarily to reduced operating leverage as a result of flat same store sales and investments in service departments, including the newly remodeled Chester store. Fringe benefit costs decreased due primarily to lower non-union pension expense (.15%) and lower healthcare costs (.08%).

Village Super Market operates a chain of 29 supermarkets under the ShopRite name in New Jersey, Maryland and northeastern Pennsylvania.

Exhibit 99.1

Forward Looking Statements
All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of changing energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; disruptions or changes in Wakefern's operations; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; the success of establishing ShopRite’s presence in the Maryland market; and other factors detailed herein and in the Company’s filings with the SEC.

Exhibit 99.1

VILLAGE SUPER MARKET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Sales	$410,683	$437,300	$1,604,574	$1,634,904

Cost of sales	298,194	317,221	1,167,863	1,189,874

Gross profit	112,489	120,079	436,711	445,030

Operating and administrative expense	94,435	99,170	371,495	376,601

Depreciation and amortization	6,124	6,259	24,482	24,101

Operating income	11,930	14,650	40,734	44,328

Interest expense	(1,109)	(1,121)	(4,452)	(4,495)

Interest income	778	718	2,841	2,506

Income before income taxes	11,599	14,247	39,123	42,339

Income taxes	4,794	5,799	16,202	17,295

Net income	$6,805	$8,448	$22,921	$25,044

Net income per share:
Class A common stock:
Basic	$0.53	$0.67	$1.80	$1.98
Diluted	$0.47	$0.60	$1.60	$1.77

Class B common stock:
Basic	$0.34	$0.43	$1.16	$1.29
Diluted	$0.34	$0.43	$1.16	$1.29

Gross profit as a % of sales	27.39%	27.46%	27.22%	27.22%
Operating and administrative expense as a % of sales	22.99%	22.68%	23.15%	23.04%